UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2013

RPX Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35146	26-2990113
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Market Plaza
Suite 800
San Francisco, CA 94105
(Address of principal executive offices, including zip code)
(866) 779-7641
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Compensatory Arrangements of Certain Officers
On March 7, 2012, Adam Spiegel, Chief Financial Officer, Senior Vice President, Finance and Treasurer of RPX Corporation, a Delaware corporation (the “Company”), entered into a separation agreement and general release of claims with the Company. Mr. Spiegel will continue to be employed by and provide transition services to the Company through May 1, 2013, during which time he will continue to receive his regular salary and remain eligible for the Company's standard benefits generally available to other employees of the Company. The Company will also pay Mr. Spiegel, as severance, an amount in cash of $157,500 that is equivalent to six months of his base salary. In addition, the Company will pay up to six months of premiums on behalf of Mr. Spiegel to extend his health, dental and vision insurance under COBRA. The Company will accelerate the vesting of 103,292 unvested stock options and 781 unvested restricted stock units under Mr. Spiegel's previous awards, as well as extend the period he has to exercise a portion of the stock options for an additional nine months. Receipt of these benefits is contingent upon the effectiveness of Mr. Spiegel's general release of claims.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement between RPX Corporation and Adam Spiegel dated March 7, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPX Corporation

By:	/s/ Martin E. Roberts
Martin E. Roberts
General Counsel

Dated: March 13, 2013